UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 16, 2008

PFF BANCORP, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	001-16845	95-4561623
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1490 North Claremont Boulevard, Suite 100 Claremont, CA	91711
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (909) 941-5400

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Due to health reasons, Mr. Larry M. Rinehart tendered his resignation as a non-executive director of PFF Bancorp, Inc. (the “Company”), effective December 16, 2008.

Item 8.01 Other Events.

As previously disclosed, the Company, together with its direct and indirect subsidiaries, filed a voluntary petition in the United States Bankruptcy Court for the District of Delaware on December 5, 2008, seeking relief under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”).

Also as previously disclosed, on December 3, 2008 the Company entered into an asset purchase agreement with California Financial Partners, a California corporation (“CFP”) whereby the Company agreed to sell to CFP, and CFP agreed to purchase and acquire from the Company, certain assets of the Company’s wholly-owned subsidiary, Glencrest Investment Advisors, Inc. On January 6, 2009, the Bankruptcy Court approved the sale to CFP and Glencrest Investment Advisors intends to withdraw from registration as an investment advisor with the Securities and Exchange Commission.

The Company’s bankruptcy proceeding under Chapter 11 is not expected to result in the emergence of a reorganized, ongoing entity. Rather, the Company’s bankruptcy proceeding is a liquidating Chapter 11. The Company is managing its business as a debtor-in-possession pursuant to the provisions of the Bankruptcy Code and is in the process of liquidating all of its remaining assets for distribution to creditors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 2, 2009

PFF BANCORP, INC.

/s/ Kevin McCarthy
Kevin McCarthy
President and Chief Executive Officer